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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported):  May 27, 2003
                                                           ------------

                              Hanover Direct, Inc.
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               (Exact Name of Registrant as Specified in Charter)


                                    1-12082
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                            (Commission File Number)


         Delaware                                    13-0853260
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(State or Other Jurisdiction                      (I.R.S. Employer
       of Incorporation)                       Identification Number)


     115 River Road
  Edgewater, New Jersey                                  07020
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  (Address of Principal                                (Zip Code)
    Executive Offices)


Registrant's telephone number, including area code:  (201) 863-7300
                                                     --------------


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     (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS.

     As a result of filings made by Richemont Finance S.A., a Luxembourg company ("Richemont"), and certain related parties with the Securities and Exchange Commission on May 21, 2003, Hanover Direct, Inc. ("Hanover") learned that Richemont sold to Chelsey Direct, LLC, a Delaware limited liability company ("Chelsey"), on May 19, 2003 all of Richemont's securities in Hanover consisting of 29,446,888 shares of Common Stock of Hanover (the "Common Shares") and 1,622,111 shares of Series B Participating Preferred Stock of Hanover (the "Series B Preferred Shares") for a purchase price equal to US $40 million. Hanover was not a party to such transaction.

     Hanover believes that Richemont sold the Common Shares and the Series B Preferred Shares to Chelsey while in the possession of material, non-public information and is examining its rights with respect to the transaction. By letter dated May 27, 2003, Hanover requested that American Stock Transfer & Trust Company, the transfer agent for the Common Shares, not register the transfer of the Common Shares from Richemont to Chelsey, in whole or in part, without first notifying Hanover of any request to do so and without having first received Hanover's agreement in writing to do so while Hanover is examining these issues. Hanover intends to treat in a similar fashion any request for transfer of the Series B Preferred Shares for which it acts as the transfer agent while it is examining these issues.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     HANOVER DIRECT, INC.
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                                            (Registrant)


May 30, 2003                         By:    /s/ Edward M. Lambert
                                     -----------------------------------
                                     Name:  Edward M. Lambert
                                     Title: Executive Vice President and
                                            Chief Financial Officer